                                                                           NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

Laclede Gas Rate Settlement Approved

ST. LOUIS (August 18, 2010) – The Missouri Public Service Commission today approved the unanimous settlement reached in the rate case filed by Laclede Gas in December 2009. The settlement authorizes an annual net increase in rates of $20.5 million, reflecting an annual increase of $31.4 million in base rates minus $10.9 million currently being billed to customers through the Infrastructure System Replacement Surcharge.

Laclede Gas Company’s last general rate increase was in August 2007. Since that time, the Company has invested more than $160 million in additional pipeline infrastructure and has experienced increased costs to provide service to its customers. Under the approved settlement, the new rates, which take effect September 1, 2010, will increase a typical residential customer’s bill $2.07 per month, or 2.6%.

“We remain committed to providing our customers with the safe and reliable natural gas service that they need and expect, while also providing them information and resources that encourage energy efficiency,” said Douglas H. Yaeger, chairman, president and chief executive officer of Laclede Gas.  “We are pleased to have reached an agreement with the Staff of the Missouri Public Service Commission, the Office of the Public Counsel and other parties to the proceeding that maintains reasonable rates for our customers and that will enable us to meet our service commitments as we continue to operate and maintain our 16,000-mile distribution system.”

As part of the approved settlement, Laclede retained its weather mitigation rate design, which makes the Company’s recovery of its costs less dependent on the volumes of natural gas sold during the heating season. Continuation of this rate design will allow the Company to enhance and expand its assistance to customers desiring to lower their utility bills and reduce their carbon footprints.  For example:

▪	Laclede will continue to fund up to $950,000 annually in its weatherization assistance program to help customers in need minimize home heating loss through drafty windows, walls and doorways.

▪	Laclede will continue to fund up to $600,000 annually in a low-income energy affordability program that will help its most vulnerable customers with their utility bills.

▪
Laclede will fund up to $1.7 million over the next year in various conservation and energy-efficiency programs, including the Company’s residential rebate program for high-efficiency heating equipment purchases.

Laclede Gas Company has provided service to residential, commercial, and industrial customers in the St. Louis area for more than 150 years. It is the largest natural gas distribution company in Missouri, serving more than 630,000 customers in the City of St. Louis and parts of ten counties in Eastern Missouri.  Laclede Gas is a subsidiary of The Laclede Group, Inc. (NYSE: LG).

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NOTE: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission.